                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Service Merchandise Company, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:


          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:


          ----------------------------------------------------------------------
     (5)  Total fee paid:


          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:


          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:


          ----------------------------------------------------------------------
     (3)  Filing Party:


          ----------------------------------------------------------------------
     (4)  Date Filed:


          ----------------------------------------------------------------------

                                   SERVICE
                                 MERCHANDISE
                                    (LOGO)


                                                                  March 16, 1995

DEAR FELLOW SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders of Service Merchandise Company, Inc. scheduled to be held on Wednesday, April 19, 1995 at 10:00 a.m., local time, at the offices of the Company, 7100 Service Merchandise Drive, Brentwood, Tennessee. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

     At the meeting, shareholders will be asked to elect three Class III directors, to consider and act upon proposals to amend the Company's Amended and Restated 1989 Employee Stock Incentive Plan, to approve the Company's Executive Management Incentive Program and to approve the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1995. Information regarding these matters is set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement to which you are urged to give your prompt attention.

     It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend, please take a moment to sign, date and promptly mail your proxy in the enclosed prepaid envelope. This will not limit your right to vote in person should you attend the meeting.

     On behalf of your Board of Directors, thank you for your continued support and interest in Service Merchandise.

                                           Sincerely,

                                           /s/ Raymond Zimmerman
                                           ----------------------------
                                           Raymond Zimmerman
                                           Chairman of the Board
                                           and Chief Executive Officer

                                   SERVICE
                                 MERCHANDISE
                                    (LOGO)

                         7100 SERVICE MERCHANDISE DRIVE
                              BRENTWOOD, TN 37027

                                MAILING ADDRESS:
                                P. O. BOX 24600
                        NASHVILLE, TENNESSEE 37202-4600

                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON WEDNESDAY, APRIL 19, 1995

                                ---------------

     Notice is hereby given that the Annual Meeting of Shareholders of SERVICE MERCHANDISE COMPANY, INC. (hereinafter called the "Company"), will be held at the offices of the Company located at 7100 Service Merchandise Drive, Brentwood, Tennessee on Wednesday, April 19, 1995 at 10:00 a.m., local time, for the following purposes:

          (1) To elect three Class III directors to serve for a term of three years or until their successors are duly elected and qualified;

          (2) To consider and act upon a proposal to amend the Company's Amended and Restated 1989 Employee Stock Incentive Plan (the "Stock Incentive Plan") to increase the number of shares issuable thereunder, to extend the term during which awards may be made under the Stock Incentive Plan and to limit the amount of stock-based awards that may be granted to any single officer or key employee under that plan;

          (3) To consider and act upon a proposal to approve for purposes of federal tax laws the Company's Executive Management Incentive Program;

          (4) To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1995; and

          (5) To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 1, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Glen A. Bodzy
                                          ----------------------------------
                                          GLEN A. BODZY
                                          Secretary
Brentwood, Tennessee
March 16, 1995

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOUR COOPERATION IS APPRECIATED.

                       SERVICE MERCHANDISE COMPANY, INC.
                         7100 SERVICE MERCHANDISE DRIVE
                           BRENTWOOD, TENNESSEE 37027

                                MAILING ADDRESS:
                                 P.O. BOX 24600
                        NASHVILLE, TENNESSEE 37202-4600

                                ---------------

                                PROXY STATEMENT

                                ---------------

     The accompanying proxy is solicited by the Board of Directors of Service Merchandise Company, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on April 19, 1995, and any adjournments thereof, notice of which meeting is attached hereto.

     This Proxy Statement and the Company's Annual Report to Shareholders have been mailed on or about March 16, 1995 to all shareholders of record on March 1, 1995.

     The purposes of the Annual Meeting are: to elect three Class III directors; to approve an amendment to the Company's Amended and Restated 1989 Employee Stock Incentive Plan (the "Stock Incentive Plan"); to approve the Company's Executive Management Incentive Program; to approve the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal 1995; and to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     A shareholder who signs and returns a proxy in the accompanying form may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless so revoked, the shares of the Company's common stock (the "Common Stock") represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the three Class III director nominees, FOR the approval of an amendment to the Company's Stock Incentive Plan, FOR the approval of the Company's Executive Management Incentive Program, and FOR the approval of the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal 1995.

     The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However, if any other matter does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

     The Board of Directors has fixed the close of business on March 1, 1995 as the record date for the Annual Meeting. On that date, the Company had outstanding 99,646,443 shares of Common Stock. Only record holders of the Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

     The election of directors, the approval of the Executive Management Incentive Program, and the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1995 shall each be approved by the plurality of the votes cast by the holders of the shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting. The proposal to amend the Stock

Incentive Plan shall be approved by the affirmative vote of a majority of the shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting.

     Pursuant to rules promulgated by the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote "for," "against" or "withhold authority" (or abstain) to vote for one or more of the director nominees, and to vote "for," "against" or "abstain" from voting on any other matters submitted to the shareholders. Under applicable securities laws, Tennessee law and the Company's charter and bylaws, an abstention or withholding of authority to vote will have no effect on the outcome of the election of directors, the approval of the Executive Management Incentive Program and the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1995, as each of these matters are determined by the number of votes cast. With regard to these matters, however, shares represented at the meeting by proxies containing instructions to abstain, or withholding authority to vote, will nonetheless be counted as present for purposes of determining whether a quorum exists at the Annual Meeting. With respect to the approval of the amendment to the Stock Incentive Plan, an abstention or withholding of authority to vote will have the same effect as a vote against the amendment, as a majority of all shares present, or represented, and entitled to vote is necessary for such approval.

     A broker non-vote occurs when a broker holding shares registered in a street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under Tennessee law and the Company's charter and bylaws, broker non-votes will have no impact on any of the matters submitted to the shareholders, but shares represented by a proxy card marked with a non-vote would be counted as present for purposes of determining the existence of a quorum. Under New York Stock Exchange rules, each of the matters subject to vote by shareholders at the Annual Meeting involve matters on which a broker has the discretion to vote if instructions are not received from the client at least 10 days prior to the Annual Meeting.

     The cost of solicitation of proxies will be borne by the Company, including expenses incurred in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company's officers, directors and regular employees personally or by telephone or telegram. No officers, directors or regular employees will receive additional compensation for soliciting proxies. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company has retained D.F. King & Co., Inc. to assist in the solicitation at a fee of $7,000 plus reimbursement of normal expenses.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The Company's charter provides for a classified Board of Directors. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The directors are classified with respect to the time for which they shall hold office by dividing them into three classes. At each annual meeting, directors of the class whose term of office expires in that year are elected for a three-year term. On October 28, 1994, the Board of Directors authorized the expansion of the total number of directors from six to seven, and on October 31, 1994 they elected Gary
M. Witkin to fill the vacant directorship created by the expansion until he could stand for election at the Annual Meeting. As a result of this action, there are three nominees for reelection as Class III directors. The three-year terms of Raymond

Zimmerman and Harold Roitenberg, and the interim term of Gary M. Witkin, expire upon the election and qualification of new directors at the Annual Meeting.

     The Board of Directors has designated Raymond Zimmerman, Harold Roitenberg and Gary M. Witkin as the three nominees for reelection as Class III directors for a term expiring at the annual meeting in 1998 or until their successors shall have been elected and qualified. Both Raymond Zimmerman and Harold Roitenberg are currently Class III directors of the Company previously elected by the shareholders; Gary M. Witkin is currently a Class III director who was elected by the Board of Directors.

     Gary M. Witkin served as Vice Chairman and a member of the Board of Directors of Saks Fifth Avenue beginning in October 1992 until joining the Company as President and Chief Operating Officer on November 21, 1994. While at Saks Fifth Avenue, Mr. Witkin had responsibility for stores, real estate, store planning, construction, visual merchandising and customer services of Saks Fifth Avenue. Prior to joining Saks Fifth Avenue, Mr. Witkin was employed by Dayton Hudson Corp., which he joined in 1990 upon its acquisition of Marshall Fields, serving as President of its Marshall Fields division from 1990 to 1991 and then as an Executive Vice President of The Dayton Hudson Department Stores from 1991 to 1992. Prior to 1990, Mr. Witkin served as Executive Vice President of Stores for Marshall Fields & Co. Pursuant to the terms of his Employment Agreement with the Company, if Mr. Witkin's employment is terminated for any reason, he is required to resign his position as a director of the Company.

     Unless contrary instructions are received, it is intended that the shares represented by proxies solicited by the Board of Directors will be voted in favor of the election as directors of all three of the Class III nominees named herein. If for any reason any nominee is not available for election, the persons named in the form of proxy have advised the Company that they will vote for such substitute nominee or nominees as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that any of these nominees will not be available for election at the Annual Meeting, and therefore does not at this time have any substitute nominee under consideration. The information relating to the three nominees and the four directors continuing in office set forth herein has been furnished to the Company by such nominees and directors.

CLASS III NOMINEES STANDING FOR REELECTION:

                                  YEAR
                                  FIRST                                              YEAR TERM
    NAME, AGE, POSITION(S)      BECAME A           BUSINESS EXPERIENCE DURING            TO
       WITH THE COMPANY         DIRECTOR                PAST FIVE YEARS              EXPIRE IN
- ------------------------------  ---------    --------------------------------------  ----------
Raymond Zimmerman, 62             1960       Chairman of the Board and Chief            1998
  Chairman of the Board and                    Executive Officer of the Company;
  Chief Executive Officer                      Board member of the Limited Stores,
                                               Columbus, Ohio
Harold Roitenberg, 68             1990       President of Roitenberg Investments,       1998
  Director                                     Inc., Minneapolis, Minnesota; Board
                                               member of Syratech Corporation and
                                               Damark International, Inc.
Gary M. Witkin, 46                1994       President and Chief Operating Officer      1998
  President, Chief Operating                   of the Company; Vice Chairman and
  Officer and Director                         Board member, Saks Fifth Avenue
                                               1992-1994; Executive Vice-President
                                               of Dayton Hudson Corp. 1991-1992;
                                               President of the Marshall Fields
                                               division of Dayton Hudson Corp.
                                               1990-1991; Executive Vice President
                                               of Stores for Marshall Fields & Co.,
                                               1983-1990.

CURRENT DIRECTORS WHOSE TERMS HAVE NOT EXPIRED AND WHO ARE THEREFORE NOT UP FOR
REELECTION:

                                  YEAR
                                  FIRST                                              YEAR TERM
    NAME, AGE, POSITION(S)      BECAME A           BUSINESS EXPERIENCE DURING            TO
       WITH THE COMPANY         DIRECTOR                PAST FIVE YEARS              EXPIRE IN
- ------------------------------  ---------    --------------------------------------  ----------
Richard P. Crane, Jr., 55         1975       Practicing Attorney; Partner, Crane &      1996
  Director                                     McCann, Santa Monica, California;
                                               Board member of North American
                                               Gaming, Inc.
Charles V. Moore, 55              1972       President and Board member of Trainer,     1996
  Director                                     Wortham & Company, Inc., Investment
                                               Counselors, New York, New York
R. Maynard Holt, 55               1971       President of R. Maynard Holt & Co.,        1997
  Director                                     business consulting and stock market
                                               software firm located in Nashville,
                                               Tennessee; independent business
                                               consultant from June 1987 to
                                               February 1990.
James E. Poole, 70                1983       President of Poole Enterprises, Inc.,      1997
  Director                                     Nashville, Tennessee from October
                                               1985.

     A plurality of the votes cast is necessary for election of each nominee. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

BOARD OF DIRECTORS AND COMMITTEES

     To permit the Board of Directors to more efficiently discharge its duties, the Board has established three standing committees: the Compensation Committee; the Audit Committee; and the Nominating Committee.

     The Company has a Compensation Committee for the purpose of setting executive officers' salaries, annual incentive (bonus) compensation goals for the Company's management under the Executive Management Incentive Program and similar incentive compensation programs, reviewing and approving compensation policies and plans for officers and other key employees, reviewing and approving salary and other compensation of the officers and other key employees, making recommendations to the Board of Directors with respect to the compensation of directors and administering the Company's stock-based incentive plans. The members of the Compensation Committee, all non-employee directors, are Charles
V. Moore, Chairman, James E. Poole and Harold Roitenberg. The Compensation Committee held four meetings during the fiscal year ended January 1, 1995.

     The Company has an Audit Committee for the purposes of recommending the Company's independent public accountants, reviewing the scope of their engagement, consulting with such auditors, reviewing the results of the audit examination prior to finalization thereof, acting as a liaison between the Board of Directors and internal auditors and reviewing various Company policies, including those relating to accounting and internal control matters. The members of the Audit Committee, all non-employee directors, are R. Maynard Holt, Chairman, Richard P. Crane, Jr., Charles V. Moore, James E. Poole, and Harold Roitenberg. During the fiscal year ended January 1, 1995, there were four meetings of the Audit Committee.

     The Company has a Nominating Committee for the purpose of recommending nominees for election as directors of the Board of Directors. The Nominating Committee makes recommendations to the Board with regard to qualified nominees for election as directors of the Company, considers other matters pertaining to the size and composition of the Board and designates members of its committees. The Nominating Committee gives appropriate consideration to qualified persons recommended by shareholders for nomination as directors, provided such recommendations are accompanied by sufficient information to permit the Nominating Committee to evaluate the qualifications and experience of the nominees. The members of the Nominating Committee are Raymond Zimmerman, Chairman, Harold Roitenberg and James E. Poole. The Nominating Committee held three meetings during the fiscal year ended January 1, 1995.

     During the fiscal year ended January 1, 1995, the Board of Directors held four regular meetings and one special meeting. All incumbent directors attended more than 93% of the aggregate number of meetings of the Board and Committees of the Board on which they serve.

DIRECTORS' COMPENSATION

     In fiscal 1994, directors not otherwise employed as officers of the Company received fees of $5,000 per quarter. Mr. Holt, Chairman of the Audit Committee, received an additional $3,000 for the year.

     Under the Directors' Deferred Compensation Plan, implemented in 1991, directors have the option of deferring receipt of their fees until a period following their service as director or until retirement age.

     Under the Company's 1991 Directors' Equity Plan, each director who is not an employee of the Company is entitled to receive 188 restricted shares of the Company's Common Stock annually, on the date of the Annual Meeting of Shareholders. Each director is immediately entitled to vote the granted shares and receive any dividends or other distributions declared on the shares. Vesting of the shares occurs one year from the date of the grant. The restricted shares will vest immediately upon a director's death or disability or on the date a "change in control" is deemed to occur under the Company's Stock Incentive Plan. Each non-employee director also receives, on the date of the Annual Meeting of Shareholders, options to purchase 750 shares of the Company's Common Stock under the 1991 Directors' Equity Plan. The options are exercisable in 20% installments beginning one year from the date of grant. The exercise price is the fair market value of the Company's Common Stock on the date of grant. The options expire 10 years from the date of grant. The options become immediately exercisable on a director's death or disability or on the date a "change in control" is deemed to occur under the Stock Incentive Plan. See "Proposal 2: Amendment of Amended and Restated 1989 Employee Stock Incentive Plan -- Summary of Material Provisions of the Plan -- Change in Control Provisions."

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

MANAGEMENT'S STOCK OWNERSHIP

     The following table sets forth, as of January 31, 1995, certain information regarding the beneficial ownership of Common Stock by all directors of the Company, the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer, and by all directors and executive officers as a group. Except as otherwise indicated, each director or officer has sole voting and investment power over the shares of Common Stock listed as beneficially owned by him.

                                                   NUMBER OF SHARES              PERCENT OF
                        NAME                      BENEFICIALLY OWNED              CLASS(1)
    --------------------------------------------  ------------------             -----------
    Raymond Zimmerman...........................       5,210,235(2)
                                                       1,502,663(3)
                                                         566,280(4)
                                                  ------------------
                                                       7,279,178(5)                   7.2%
    Gary M. Witkin..............................         478,685(6)
    Richard P. Crane, Jr........................           9,949(7)(8)
    Charles V. Moore............................          95,734(7)(8)(9)
    James E. Poole..............................           7,215(7)(8)
    R. Maynard Holt.............................           7,777(7)(8)(10)
    Harold Roitenberg...........................          29,652(7)(8)(11)
    S. Cusano...................................           5,800(12)
    Frank X. Bisceglia..........................          71,240(13)
    Glen A. Bodzy...............................         275,454(14)
    Charles Septer..............................         124,296(15)(16)
    All directors and executive officers as a
      group
      (13 persons)..............................       8,387,896                      8.3%

- ---------------

 (1) Percentages representing less than 1% of the outstanding shares of Common Stock are not shown.
 (2) Includes currently exercisable options to acquire 631,875 shares, and 11,752 shares held by the trustee under the Service Merchandise Company, Inc. Savings and Investment Plan.
 (3) Represents 1,045,696 shares owned of record by Mr. Zimmerman as trustee for five nieces and 456,967 shares as to which Mr. Zimmerman is trustee under the will of Mary K. Zimmerman.
 (4) Represents 405,000 shares owned of record by the Raymond Zimmerman Family Foundation and 161,280 shares owned of record by the Zimmerman Foundation.
 (5) The address for Mr. Zimmerman is 7100 Service Merchandise Drive, Brentwood, Tennessee 37027.
 (6) Consists of restricted shares of Common Stock held by the Company until restrictions lapse.
 (7) Includes 188 restricted shares of Common Stock granted under the 1991 Directors Equity Plan, held by the Company until restrictions lapse on April 20, 1995.
 (8) Includes currently exercisable options to acquire 900 shares granted under the 1991 Directors Equity Plan.
 (9) Includes 9,280 shares owned by Mr. Moore as custodian for two minor children.
(10) Includes 1,937 shares owned of record by Mr. Holt as trustee for the R. Maynard Holt Profit Sharing Plan, a qualified profit sharing plan under the Internal Revenue Code, 2,000 shares owned by Mr. Holt's wife and 2,000 shares owned by Mr. Holt's mother.

(11) Includes 27,812 shares owned by Roitenberg Investments, Inc., which is 100% owned by Mr. Roitenberg.
(12) Consists of currently exercisable options to acquire 5,800 shares.
(13) Includes currently exercisable options to purchase 17,162 shares. Mr. Bisceglia is no longer an employee of the Company.
(14) Includes currently exercisable options to acquire 22,125 shares.
(15) Includes currently exercisable options to acquire 21,528 shares.
(16) Includes 9,542 shares held by Mr. Septer's wife (who is an employee) and 2,499 shares under currently exercisable options held by Mr. Septer's wife.

SECURITY OWNERSHIP OF CERTAIN PERSONS

     To the best knowledge of the Company, as of December 31, 1994, other than Raymond Zimmerman, whose security ownership is listed in the preceding table, the only other beneficial owners of more than 5% of the outstanding shares of Common Stock are set forth in the following table.

                     NAME AND ADDRESS                    NUMBER OF                  PERCENT
                    OF BENEFICIAL OWNER                    SHARES                   OF CLASS
    ---------------------------------------------------  ----------                 --------
    The Goldman Sachs Group, L.P.(1)                      6,517,055                    6.5%
    Goldman, Sachs & Co.
    85 Broad Street
    New York, NY 10004
    Heine Securities Corporation(2)                      10,462,300                   10.5%
    Michael F. Price
    51 John F. Kennedy Parkway
    Short Hills, NJ 07078

- ---------------

(1) According to its most recent Schedule 13G, The Goldman Sachs Group, L.P. is a New York limited partnership and is a parent holding company. Goldman Sachs & Co. is a New York partnership which is a registered broker dealer under the Securities Exchange Act of 1934, as amended, and a registered investment advisor under the Investment Advisors Act of 1940. These two entities possess shared dispositive power over 6,517,055 shares of Common Stock and shared voting power over 6,517,055 shares.
(2) According to its most recent Schedule 13G, Heine Securities Corporation is a Delaware corporation which is a registered investment advisor under the Investment Advisors Act of 1940. Michael F. Price is the President of Heine Securities Corporation and exercises voting control and dispositive power over the shares.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table provides information as to annual, long-term and other compensation during fiscal years 1994, 1993 and 1992 for the Company's Chief Executive Officer and the persons who, in fiscal 1994, were the other four most highly compensated executive officers of the Company (such five officers collectively, the "Named Officers").

                                                                                                                      ALL OTHER
                                                                                        LONG-TERM COMPENSATION         COMPEN-
                                                 ANNUAL COMPENSATION                            AWARDS                  SATION
                                    ---------------------------------------------     --------------------------     ------------
                                                                         OTHER
                                                                         ANNUAL       RESTRICTED     SECURITIES
                                                                        COMPEN-         STOCK        UNDERLYING
                                              SALARY       BONUS         SATION        AWARDS       OPTIONS/SARS
   NAME AND PRINCIPAL POSITION      YEAR      ($)(1)       ($)(2)         ($)          ($)(4)           (#)             ($)(5)
- ----------------------------------  ----     --------     --------     ----------     ---------     ------------     ------------
Raymond Zimmerman.................  1994     $751,677           --             --           --              --         $ 32,243
Chairman and CEO                    1993      750,000           --             --           --              --           29,590
                                    1992      750,000           --             --           --         150,000           21,642

S. Cusano.........................  1994      301,680           --             --           --          25,000         $  3,782
Vice President and CFO              1993      225,679           --             --           --          20,000            5,301
                                    1992      195,000           --     $41,228(3)           --           4,500              378

Frank X. Bisceglia................  1994      296,936           --             --           --          25,000            4,717
Div. Sr. Vice President             1993      295,256           --             --           --          20,000            6,367
  Hardlines Merchandising           1992      283,920           --             --           --           3,000            6,161

Glen A. Bodzy.....................  1994      292,204           --             --           --          25,000            3,913
Vice President, General Counsel     1993      290,524           --             --           --          20,000            5,575
  and Secretary                     1992      279,344           --             --           --           3,000            5,400

Charles Septer....................  1994      287,491           --             --           --          25,000            2,568
Div. Sr. Vice President             1993      285,804           --             --           --          20,000            4,238
  Jewelry Merchandising             1992      273,572           --             --           --           3,000            5,375

- ---------------

(1) Includes for fiscal 1994 estimated amounts of $1,677, $1,680, $1,680, $1,680 and $2,249 for Messrs. Zimmerman, Cusano, Bisceglia, Bodzy and Septer, respectively, in Company contributions to the defined contribution plan that will be returned to the Named Officers as a result of the application of the rules of such plan applicable to highly compensated individuals.
(2) Messrs. Cusano, Bisceglia, Bodzy and Septer were paid bonuses of $29,250, $61,390, $59,268 and $58,572, respectively, in 1992 related to Company performance for fiscal year 1991.
(3) Other Annual Compensation for Mr. Cusano in 1992 consisted of $35,499 in reimbursement for relocation expenses and $5,729 for other benefits, including company car usage and executive medical benefits.
(4) Outstanding restricted stock awards at January 1, 1995 were as follows:

                                                                                         NUMBER OF      VALUE (AS OF
                                           NAME                                           SHARES          1/1/95)
    -----------------------------------------------------------------------------------  ---------     --------------
    Frank X. Bisceglia.................................................................    29,903         $142,039
    Glen A. Bodzy......................................................................    28,209         $133,993
    Charles Septer.....................................................................    28,212         $134,007

    Dividends are payable on restricted stock when and if paid on unrestricted stock. No dividends were paid in fiscal 1994.

(5) Represents Company contributions to the defined contribution plan, benefits derived from payments by the Company for group term life insurance and, in the case of Mr. Zimmerman, benefits derived from split dollar life insurance policies. Company contributions to the defined contribution plan (net of amounts returned to Named Officers as described in footnote 1 above) were $2,823, $2,820, $2,820, $2,820 and $1,501, for Messrs.
    Zimmerman, Cusano, Bisceglia, Bodzy and Septer, respectively, for fiscal 1994. Company contributions to the defined contribution plan were made in the amounts of $4,497 and $4,364 for each Named Officer other than Mr. Septer and Mr. Cusano in fiscal 1993 and 1992, respectively. Company contributions to the defined contribution plan for Mr. Cusano were made in the amounts of $4,497 and $0 for the same periods. Contributions to the defined contribution plan for Mr. Septer were $3,185 and $4,364 in fiscal 1993 and 1992, respectively. The benefits derived by Mr. Zimmerman from payments by the Company for group term life insurance were $20,428, $20,428 and $13,095 for fiscal 1994, 1993, and 1992, respectively. The benefits derived by Mr. Zimmerman from life insurance policies with respect to which the Company and Mr. Zimmerman are parties to split dollar agreements were $8,992, $4,665 and $4,183 for fiscal 1994, 1993 and 1992, respectively.
    Pursuant to these agreements, the Company is the owner of the policies. The Company paid premiums of approximately $83,528 in fiscal 1994 and, upon the payment of the policy proceeds, will receive, net of any tax liability, an amount equal to the aggregate premiums paid by the Company. The remaining policy proceeds will be paid to Mr. Zimmerman's designated beneficiaries. Mr. Zimmerman does not have any interest in the cash surrender value of the policies for which there are split dollar agreements. Either party may terminate the split dollar agreements at any time on thirty days written notice. There are no split dollar life insurance agreements for the other Named Officers.

                            OPTION/SAR GRANTS TABLE

     The following table provides information as to options granted to the five Named Officers during fiscal 1994. No separate stock appreciation rights ("SARs") were granted during fiscal 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS                                             POTENTIAL REALIZABLE
- ----------------------------------------------------------------------------------------------     VALUE AT ASSUMED ANNUAL
                                   NUMBER OF        % OF TOTAL                                      RATES OF STOCK PRICE
                                  SECURITIES       OPTIONS/SARS                                    APPRECIATION FOR OPTION
                                  UNDERLYING        GRANTED TO      EXERCISE OR                             TERM
                                 OPTIONS/SARS      EMPLOYEES IN     BASE PRICE      EXPIRATION     -----------------------
             NAME                GRANTED(#)(1)     FISCAL YEAR        ($/SH)           DATE         5%($)          10%($)
- -------------------------------  -------------     ------------     -----------     ----------     --------       --------
Raymond Zimmerman..............          --              --                --              --            --             --
S. Cusano......................      25,000            1.44%          $7.0625         4/20/04      $111,039       $281,395
Frank X. Bisceglia.............      25,000            1.44%          $7.0625         4/20/04      $111,039       $281,395
Glen A. Bodzy..................      25,000            1.44%          $7.0625         4/20/04      $111,039       $281,395
Charles Septer.................      25,000            1.44%          $7.0625         4/20/04      $111,039       $281,395

- ---------------

(1) Options were granted on April 20, 1994 and vest 20% annually over five years. There are no criteria for vesting other than continued employment through the vesting dates and no other material terms of the options except as disclosed under "Change in Control Provisions Under the Company's Stock Incentive Plans."

                 OPTIONS/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information as to options exercised or held by the five Named Officers during fiscal 1994. None of the Named Officers has been granted separate SARs.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTIONS/SAR VALUES

                                                                                       NUMBER OF
                                                                                      SECURITIES            VALUE OF
                                                                                      UNDERLYING          UNEXERCISED
                                                                                      UNEXERCISED         IN-THE-MONEY
                                                     NUMBER OF                      OPTIONS/SARS AT       OPTIONS/SARS
                                                      SHARES                           FY-END(#)          AT FY-END($)
                                                    ACQUIRED ON        VALUE         EXERCISABLE/         EXERCISABLE/
                      NAME                          EXERCISE(#)     REALIZED($)     UNEXERCISABLE(1)    UNEXERCISABLE(1)
- ------------------------------------------------    -----------     -----------     ---------------     ----------------
Raymond Zimmerman...............................        --              --          631,875/90,000      $    901,688/$0
S. Cusano.......................................        --              --            5,800/43,700      $          0/$0
Frank X. Bisceglia..............................        --              --           23,141/45,793      $ 15,246/$7,632
Glen A. Bodzy...................................        --              --           22,125/45,623      $ 14,382/$7,199
Charles Septer..................................        --              --           21,528/45,625      $ 14,382/$7,204

- ---------------

(1) The number of unexercised options and/or SARs available at fiscal year-end, whether exercisable or unexercisable, includes out-of-the-money options, and the value of unexercised options and/or SARs available at fiscal year-end does not include out-of-the-money options.

SEVERANCE AND INDEMNIFICATION AGREEMENTS; EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL PROVISIONS

     The Company has severance agreements (the "Agreements") with the five Named Officers. The Agreements with the Named Officers were executed in the fall of 1994 and were, with respect to Messrs. Zimmerman, Bisceglia, Bodzy, and Septer, intended to replace employment agreements executed in 1988. Mr. Cusano also executed a severance agreement in the fall of 1994. Each of the Agreements provide for the payment of compensation in the form of salary continuation to the Named Officer in the amount of two times the officer's maximum annual base salary in effect from the date of execution of the Agreement through the date of termination, if the employment of the Named Officer is terminated for any reason other than the officer's death or disability, or "Cause." The Agreements also provide for reimbursement of any Named Officer whose employment is terminated for any reason other than for death, disability, or "Cause," for a maximum period of two years, for the premiums paid by the Named Officer for continued health care coverage of himself and his family similar to that provided by the Company to senior executives at the time of termination. Under the terms of the Agreements, the employment of any Named Officer is deemed terminated for Cause if he engages in: (i) willful misconduct materially injurious to the Company;
(ii) acts of dishonesty or fraud; or (iii) willful violations of obligations not to compete with the Company or disclose confidential information. If the employment of a Named Officer is terminated for death or for Cause, he will be entitled only to his base salary through the date of termination. If his employment is terminated by reason of his disability, he will be entitled only to his base salary through the date of termination and such amounts as he is entitled to receive under the Company's disability insurance policies. The Agreements provide that the Named Officers will not engage in various activities competitive with the business of the Company for a period of one year from the date of any termination giving rise to salary continuation payments.

     The Company also has indemnification agreements with each of its directors and Named Officers providing for contractual rights of indemnification to the fullest extent permitted by Tennessee law.

     On November 2, 1994 the Company entered into an employment agreement with Gary M. Witkin to serve as President and Chief Operating Officer and as a director of the Company (the "Employment Agreement"). The Employment Agreement provides for an annual base salary of $700,000 and a guaranteed cash bonus of 15% of his base salary for 1994, 1995 and 1996. Depending on Company performance, Mr. Witkin's total bonus could amount to 60% of his base salary. In years following 1996, Mr. Witkin's bonuses will be awarded solely upon the basis of the Company's performance. See "Proposal No. 3: Approval of Executive Management Incentive Program."

     Mr. Witkin was also granted, pursuant to the terms of the Employment Agreement, a total of 478,685 shares of restricted stock under the Stock Incentive Plan. The restrictions on 353,685 of these shares terminate on November 21, 1997. The restrictions on the remaining 125,000 shares terminate in increments of 12,500 shares each on November 21, 1995, 1996 and 1997 and increments of 17,500, 25,000 and 45,000 on November 21, 1998, 1999 and 2000,
respectively. Mr. Witkin also received non-qualified options to purchase 125,000 shares of Common Stock under the Stock Incentive Plan, for $5.9375 per share, representing the fair market value of the shares on November 2, 1994. The options become exercisable in the same increments on the same dates as the 125,000 shares of restricted stock. No portion of the options will be exercisable after November 21, 2004.

     Pursuant to the Employment Agreement, the Company agreed to reimburse Mr. Witkin for expenses incurred in connection with his relocation, including the purchase and sale of his residences, and for certain taxes with respect to reimbursed relocation expenses, and to the grant of 353,685 shares of restricted stock. Expenses incurred by the Company for these expenditures in fiscal year 1994 amounted to approximately $1,485,000. The Employment Agreement also entitles Mr. Witkin to $30,000 of additional compensation designed to reimburse expenses.

     Upon the occurrence of certain triggering events, the Employment Agreement entitles Mr. Witkin to (i) salary continuation in the amount of two times his annual base salary and any unpaid minimum bonus, (ii) reimbursement for a maximum period of two years for premiums paid by Mr. Witkin for continued health care coverage of him and his family similar to that provided by the Company to senior executives at the time of termination; and (iii) the immediate vesting and lapse of restrictions on the 353,685 shares of restricted stock. The triggering events include termination of the Employment Agreement by Mr. Witkin in response to (i) a diminution of his responsibilities by the Company; (ii) an acquisition of the Company or substantially all of the Company's assets if the Company fails to obtain the agreement of the successor to assume the Company's obligations under the Employment Agreement; (iii) a material breach by the Company without cure of the terms of the Employment Agreement; or (iv) the failure of the Board of Directors to elect Mr. Witkin as its CEO within ninety
(90) days of the earlier of (a) the resignation, retirement or termination of employment of Raymond Zimmerman as CEO or (b) April 30, 1998. Additional triggering events include termination of the Employment Agreement by the Company for any reason other than Mr. Witkin's death or disability or "Cause." Under the Employment Agreement, Mr. Witkin's employment can be terminated for "Cause" if
(i) he is convicted or fails to contest prosecution of a felony, (ii) he engages in willful misconduct or dishonesty harmful to the reputation of the Company,
(iii) he violates his obligation not to compete with the Company, or (iv) he breaches the Employment Agreement and fails subsequently to cure the breach. If Mr. Witkin's employment is terminated for "Cause" or on account of his death or disability, or if he resigns other than in response to a triggering event, he will be entitled only to his earned base salary.

     The Employment Agreement further provides that Mr. Witkin will not engage in various activities competitive with the business of the Company during the period of his employment under the Employment

Agreement and for a period of thirteen months following termination thereof. Mr. Witkin is also restricted, during the term of his employment, from disclosing confidential information or making false or damaging statements with respect to the Company.

CHANGE IN CONTROL PROVISIONS UNDER THE COMPANY'S STOCK INCENTIVE PLANS

     Under the Stock Incentive Plan, any stock options and SARs which are not then exercisable will become fully exercisable and vested upon a change in control or a potential change in control. Similarly, a change in control or a potential change in control will result in the restrictions applicable to restricted stock and other stock-based awards lapsing and such shares and awards being deemed fully vested. Stock options, SARs, limited SARs, restricted stock and other stock-based awards will, in such instances, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price as defined in the plan. See "Proposal No. 2: Amendment of Amended and Restated 1989 Employee Stock Incentive Plan -- Change in Control Provisions."

     Options and shares of restricted stock granted under the Company's 1991 Directors' Equity Plan become immediately exercisable on the date a "change in control" is deemed to occur under the Stock Incentive Plan.

PENSION PLAN

     The Company's pension plan (the "Pension Plan"), which is qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended, includes all employees who have worked a minimum of one thousand (1,000) hours and who are at least age twenty-one with one year of qualified service as defined by the Pension Plan. However, employee's benefits under the Pension Plan do not vest until the employee's fifth year of qualifying service. Directors who are not officers or employees of the Company do not participate in the Pension Plan. In 1989, the Pension Plan was changed to an account balance plan which bases benefits on annual service credits and annual interest credits for each participant. At retirement, the account balance may, at the participant's election, be actuarially converted into a monthly pension. Participants in the Pension Plan as of January 1, 1989, are provided certain minimum benefits reflecting the provisions of the prior Pension Plan based on compensation received during 1988.

     Annual service credits ranging from 3% to 5% are based on each participant's years of service at the beginning of the current year and applied to total compensation, which includes base wages, salaries, and bonuses before deferrals pursuant to the Company's savings plan. Annual interest credits will be based on interest rate indices prescribed in the Pension Plan. The account balances of participants were credited with interest at the annual rate of 4.5% during 1994.

     The estimated annual benefits payable to Raymond Zimmerman, S. Cusano, Frank X. Bisceglia, Glen A. Bodzy and Charles Septer under the Pension Plan upon retirement at normal retirement age in life only are approximately $118,800, $28,501, $82,298, $80,899 and $56,513, respectively. These estimates assume continued compensation at the present amounts (subject to the $150,000 limit as discussed below) until normal or anticipated retirement age and continued crediting of interest at the current rate, and disregarding probable future cost-of-living increases to the limit on the amount of compensation that may be taken into account.

     All benefits provided under the Pension Plan are subject to annual limitations as specified under Section 415 of the Internal Revenue Code of 1986, as amended. Benefits were limited to $118,800 during 1994. In addition, compensation considered under the Pension Plan during 1994 and all future years is limited to $150,000, subject to adjustment based on increases in the cost of living.

EXECUTIVE SECURITY PROGRAM (ESP)

     The Company maintains a non-qualified supplemental retirement plan which covers certain management employees hired or promoted to their job level prior to February 28, 1989. The plan provides salary continuation and/or death benefits equal to two times the participant's annual salary at retirement or at age 65 if the former employee participating in the ESP completed 20 years of vesting service prior to termination. Salary continuation benefits are paid from the general assets of the Company. There are approximately 264 active employees covered. Twenty-one retirees currently receive benefits and 13 terminated vested participants are entitled to a future benefit. The Company maintains Corporate Owned Life Insurance (COLI) policies purchased on participants covered by the plan prior to the Tax Reform Act of 1986. The Company continues to maintain COLI policies following termination or retirement of covered employees.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") sets executive officers' salaries, formulates bonuses for the Company's management awarded under the Executive Management Incentive Program and other annual incentive compensation programs, reviews and approves compensation policies and plans for officers and other key employees, reviews and approves salary and other compensation of officers and other key employees, makes recommendations to the Board of Directors with respect to the compensation of directors and administers the Company's stock-based incentive plans. The members of the Committee are all non-employees of the Company, although Mr. Poole served as President and Chief Operating Officer of the Company from October 1983 to May 1984. The Committee reviews the Company's executive compensation policies when the financial results of the prior fiscal year become available. The policies are reviewed in light of their overall consistency, in the subjective view of the Committee, with the Company's financial performance, its business plan and its position within the retail industry, as well as the compensation policies of similar companies in the retail business as discussed further below. The compensation of individual executives is then evaluated by the Committee in accordance with its established executive compensation policies. In February of 1993 the Committee adopted a statement of policy concerning compensation of the Company's executive officers. This statement of policy set forth the following primary objectives:

     - to attract and retain talented executives by providing a compensation program that is competitive with the compensation provided to executives at companies of comparable size and position in the retail business, while maintaining compensation within levels consistent with the Company's business plan, financial objectives and operating performance;

     - to provide appropriate incentives for executives to work toward the achievement of the Company's annual performance targets established in the Company's business plan; and

     - to more closely align the interests of executives with those of shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options, restricted stock or other equity-based long-term incentive compensation.

     In reviewing the comparability of the Company's overall levels of base executive compensation, the Committee looks to a variety of sources. The Company participates in externally prepared compensation surveys, the most comprehensive of which is the Retail Management Compensation Study prepared by Management Compensation Services ("MCS"), a subsidiary of Hewitt Associates, a nationally recognized management consulting firm. The Retail Management Compensation Study provides data on compensation practices of other retailers with annual revenues of at least $3 billion, by job classification category. In 1994, the Company requested MCS to prepare a specific analysis of participating retail companies which are included in the Composite Index Average shown in the performance graph on page 18. The Company also reviews compensation information disclosed in current proxy statements for all companies included in the Composite Index Average.

     The survey and proxy data is used to obtain an overall perspective on base retail executive compensation. However, the Committee also takes into account other factors, which in its subjective judgment, affect the comparability of this data to the Company. These factors include differences in: the Company's mix of product offerings and levels of sales, the Company's catalog store format versus other selling concepts and markets served, the number of stores and employees, organizational structure levels and comparability of executive responsibility among companies. Analysis of the MCS survey data and the current proxy statements of the companies included in the Composite Index Average indicated that the Company's levels of executive base compensation fell within the mid-range of companies included in the survey data or in the Composite Index Average. The failure of the Company to meet incentive (bonus) compensation goals has resulted in the payment of low bonuses or no bonuses to executives in recent years. As a result, Named Officers' annual cash compensation in recent years has been below the median average for companies in the Composite Index Average.

     COMPENSATION OF EXECUTIVE OFFICERS OTHER THAN THE CHIEF EXECUTIVE OFFICER. The Company offers its executive officers base salary, annual incentive compensation and long-term incentive compensation, determined in accordance with the general principles set forth below.

     Base Compensation. In determining annual base compensation adjustments for each executive officer, the Committee predicates its decision on a subjective assessment of the individual executive's performance in light of that executive's job responsibilities. During fiscal 1994, no executive officers, other than the Chief Financial Officer, received base compensation increases. On October 27, 1994, the Committee approved an increase in the salary of the Chief Financial Officer, retroactive to January 1, 1994, after reviewing his responsibilities and performance levels in comparison to executives with similar responsibilities at other companies.

     Annual Incentive Compensation. The Company's annual incentive (bonus) compensation for executive officers is determined by achievement of a pre-determined, Company-wide financial target for net income (exclusive of extraordinary items, cumulative effect of changes in accounting principles and other like items), established in the first quarter of each fiscal year in conjunction with the Company's annual business plan. Executive officers receive a bonus based on whether, and to what extent, the Company, as a whole, achieves or exceeds the target. Bonuses are paid to officers above the group vice president level (which includes all Named Officers for 1994 other than the CEO) and officers at the group vice president level based on the following percentages of their base salary:

ACHIEVEMENT OF TARGET                        PERCENTAGE BONUS
- ---------------------     -------------------------------------------------------
                          (Officers Above Group
                          Vice President Level)     (Group Vice President Level)
  less than 100%                   none                         none
       100%                        10%                          6.7%
       110%                        15%                           10%
       125%                       22.5%                          15%
       150%                        30%                           20%

     The percentages set forth above for executive officers at each of the two levels were established at the time of the adoption of the Company's annual incentive (bonus) program in 1989 and have remained unchanged through 1994 based on the Committee's assessment that these levels provided sufficient incentives for superior performance. The percentages for officers above the group vice president level will be increased in 1995 and thereafter under the Executive Management Incentive Program based on the determination that further incentives are required to attract and retain upper level executive officers and provide incentives to meet new goals with respect to sales, service and efficiency.

     The targeted net income (exclusive of extraordinary items, cumulative effect of changes in accounting principles and other like items) is established by the Committee in its subjective judgment prior to April 1 of each year, taking into consideration the Company's net income for the previous year, the Company's economic and financial forecasts of its prospects for producing net income in the current fiscal year, and the goal of challenging and providing incentives for executive officers to increase net income. Although no single consideration is determinative in establishing the target, the Company's annual budget and economic and financial forecasts constitute the primary foundation upon which the Committee subjectively establishes targets designed to maximize the benefits derived by shareholders. The target is not intended to predict future financial performance; rather, the target is set sufficiently high to provide a challenge to greater achievement on the part of executive officers. The 1994 target of $88.6 million in net income (exclusive of extraordinary items, cumulative effect of changes in accounting principles and other like items) was not met; accordingly, no bonus compensation was awarded.

     Long-Term Incentive Compensation. The Company uses stock options and restricted stock awards as the primary vehicles for long-term incentive compensation. In connection with the Company's recapitalization and initiation of its original five-year business plan in 1989, restricted stock awards were granted. These awards vested in their entirety in February 1995.

     In fiscal 1994, the Company granted options to purchase 25,000 shares of Common Stock to each of Messrs. Bisceglia, Bodzy, Cusano and Septer, and options to purchase an aggregate of 130,920 shares of Common Stock to other executive officers, excluding the CEO. Options to purchase an aggregate of 1,507,159 shares were granted during 1994 to 794 other employees of the Company, including store and distribution center managers as well as various levels of corporate management. The size of the option grant to each executive officer was determined by the Committee based upon a subjective assessment of such executive officer's performance and his or her respective level in the organization. The Committee does not consider the number of shares beneficially owned by executive officers other than the CEO when making such grants. The exercise price of each option equaled the fair market value of the Common Stock as of the date of grant. The options vest at a rate of 20% annually for five years, and are not contingent upon any performance or other criteria other than continued employment through the vesting dates. All options expire ten years from the date of grant.

     Although the Stock Incentive Plan, as previously approved by shareholders, permits the Committee to grant non-qualified stock options exercisable at less than their fair market value on the date of grant, but not below 50% of such fair market value, the Committee has not done so in recent years and has no current intention of doing so.

     Compensation of President and Chief Operating Officer. On November 2, 1994, after an extensive search for a qualified individual to assume the significant responsibilities of President and Chief Operating Officer, the Company executed an Employment Agreement with Gary M. Witkin to assume those responsibilities. Taking into consideration its philosophy of linking the compensation of senior executive officers to the performance of the Company's stock through grants of restricted stock and stock options, and its desire to encourage decision-making that will produce near-term as well as long-term benefits to the Company and its shareholders by providing annual cash incentives to executive officers other than the CEO, the Committee determined that Mr. Witkin's compensation should include a balance of these forms of long-term and annual incentive compensation. In negotiations of the terms of Mr. Witkin's Employment Agreement, the Company sought to strike this balance, taking into consideration the responsibilities he would assume, the general shortage of qualified executives with experience in retail operations, and the Company's need to attract a person meeting the requisite qualifications.

     The President and Chief Operating Officer's Employment Agreement provides that until he or the Company terminates the Agreement he shall be entitled to
(i) an annual base salary of $700,000 with an additional $30,000 to reimburse certain expenses, (ii) a guaranteed annual incentive bonus of 15% of his base salary in fiscal years 1994 through 1996, with the possibility of earning up to an additional 45% of his base salary in such years, and up to 60% of base salary in 1997 and years following, based on Company performance, and (iii) 478,685 shares of restricted stock and non-qualified options to purchase 125,000 shares of Common Stock. The President and Chief Operating Officer has been or will be reimbursed for relocation expenses, taxes, and similar matters.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The Committee believes compensation of the CEO should be more closely linked to the performance of the Company's stock than compensation of other executive officers. In accordance with this philosophy, the CEO and the Committee agreed in 1992 that, for a period of five years, (i) the CEO's annual base salary would be frozen at its then current level of $750,000, (ii) he would receive no annual incentive compensation, and (iii) he would be eligible to receive long-term incentive compensation in the form of stock options, restricted stock awards and other equity-based rights to provide value that is largely contingent upon increases in the market value of the Company's Common Stock. Grants of such long-term incentive compensation would be made in amounts which reflect the fact that his base salary has been frozen and he has agreed to forego any annual incentive compensation. The Committee anticipates that such awards of long-term incentive compensation will be considered annually, concurrent with awards to other executive officers, and will generally consist of the same types of rights as awards to other executive officers. Awards will be based in part upon the Committee's judgment that such awards are merited in light of performance in the market price of the Company's stock. The Committee also takes into account the fact that the CEO already beneficially owns 7.2% of the outstanding shares of Common Stock. During 1994, the CEO did not receive any grants of stock options or other long-term incentive compensation.

     FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS. The Omnibus Budget Reconciliation Act ("OBRA") passed by Congress in 1993 imposes a $1,000,000 limit on the deductibility of certain compensation paid to the CEO and other Named Officers. Compensation paid to these officers in excess of $1,000,000, that is not performance-based, cannot be claimed by the Company as a tax deduction.

     The Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek, to the greatest extent possible, to qualify executive compensation awards as performance-based compensation excluded from the $1,000,000 limit. Annual cash awards under the Company's Executive Management Incentive Program (other than the minimum cash bonuses payable to the President and Chief Operating Officer in years 1994 through 1996) will qualify for the exemption for performance-based compensation upon shareholder approval of this plan. Stock options and SARs awarded under the Stock Incentive Plan through the present date will also qualify as performance-based compensation under OBRA and future awards of stock options and SARs under the Stock Incentive Plan will qualify as performance-based compensation if shareholder approval of the proposed amendments to the Stock Incentive Plan is obtained.

     None of the Named Officers received compensation in 1994 that would exceed the $1,000,000 limit on deductibility under OBRA. It is anticipated that Mr. Witkin will be a Named Officer in 1995 and that a portion of his compensation in 1995 or thereafter may exceed the $1,000,000 limitation unless it qualifies for the performance-based exemption. Neither Mr. Witkin's annual incentive compensation for 1995 and 1996, nor the compensation expenses related to his 125,000 shares of restricted stock, will be treated as performance-based compensation under OBRA. All other compensation received by Mr. Witkin pursuant to the terms of his Employment Agreement is expected to qualify for the performance-based exemption or will not be subject to OBRA's limitations on deductibility.

     It is the Committee's intention to continue to utilize to the greatest extent possible performance-based compensation, which should minimize the effect of OBRA on the Company. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to shareholders, and that the loss of a tax deduction may be necessary in some instances to achieve this purpose.

      Charles V. Moore, Chairman      James E. Poole      Harold Roitenberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James E. Poole, who currently serves on the Compensation Committee of the Board of Directors, served as President of the Company from October 1983 until May 1984.

PERFORMANCE GRAPH

                          TOTAL RETURN TO SHAREHOLDERS

                                   SERVICE
      MEASUREMENT PERIOD         MERCHANDISE       S&P MIDCAP       COMPOSITE
    (FISCAL YEAR COVERED)        COMPANY, INC.     400 INDEX      INDEX AVERAGE
1989                               $100.00          $100.00         $100.00
1990                                 65.34            94.88           99.65
1991                                143.34           142.42          162.44
1992                                290.00           159.38          196.33
1993                                200.00           181.62          190.41
1994                                 95.00           175.11          170.24

     The above graph compares the performance of the Common Stock of Service Merchandise Company, Inc. with that of the S & P Midcap 400 Index and a composite index comprised of three published S & P retail group indices:
Department Stores, General Merchandise Chains and Specialty (the "Composite Index Average"). The three groups include Dayton Hudson Corp., Dillard Department Stores, May Department Stores, Mercantile Stores, Nordstrom, K Mart, J.C. Penney, Sears, Roebuck & Company, Wal-Mart Stores, Woolworth Company, Circuit City Stores, Home Depot, Lowe's, Melville Corp., Pep Boys -- Manny, Moe and Jack, Blockbuster, Price/Costco Inc., Tandy Corp. and Toys R Us. In November, 1994, Blockbuster was acquired by Viacom, Inc. and it was deleted from the Composite Index Average for 1994.

     The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on January 1, 1989 in each of Service Merchandise Company, Inc. Common Stock, the S & P Midcap 400 Index and the Composite Index Average with investment weighted on the basis of market capitalization.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases two store properties from Raymond Zimmerman and Service Realty Company, Inc., a corporation whose sole shareholder is Raymond Zimmerman. For the fiscal year ended January 1, 1995, Raymond Zimmerman and Service Realty Company, Inc. received an aggregate of $111,000 on account of properties leased to the Company. The Company believes the rentals paid and which may be paid under these leases are and will be comparable to rentals paid by lessees of similar properties in the same general locations, and the terms of such leases are at least as favorable to the Company as could be obtained from unaffiliated persons.

                            PROPOSAL 2: AMENDMENT OF
            AMENDED AND RESTATED 1989 EMPLOYEE STOCK INCENTIVE PLAN

     The Company's Amended and Restated 1989 Employee Stock Incentive Plan was originally adopted by the Company's shareholders in April 1989 and was subsequently amended and restated. The Stock Incentive Plan initially authorized 4,500,000 shares of Common Stock for issuance, which number of shares was subsequently increased to a total of 8,437,500 shares due to stock splits. At January 31, 1995 there were approximately 1,348,381 shares of Common Stock available for issuance under the Stock Incentive Plan with a market value of $5,899,167 on that date.

     The Compensation Committee (the "Committee"), which consists entirely of directors who are not officers of the Company, reviewed the Company's stock-based incentive compensation plans and concluded that the number of shares available under the Stock Incentive Plan did not authorize a sufficient number of shares to provide flexibility with respect to stock-based compensation, or to establish appropriate long-term incentives to achieve Company objectives. The Committee and the Board believe that a key element of officer and key employee compensation is stock-based incentive compensation particularly through the award of stock options, and to a lesser extent, restricted stock, which are the only forms of award that have been used in recent years. Stock-based compensation advances the interests of the Company by encouraging, and providing for, the acquisition of equity interests in the Company by officers and key employees, thereby providing substantial motivation for superior performance and aligning their interests with shareholders. In order to provide the Company with greater flexibility to adapt to changing economic and competitive conditions, and to implement long range goals and expansion plans through stock-based compensation strategies which will attract and retain those employees who are important to the long term success of the Company, the Board, at its February 15, 1995 meeting, proposed the adoption, subject to shareholder approval, of an amendment of the Stock Incentive Plan to: (i) increase the number of shares of Common Stock authorized for issuance under the plan by approximately five percent (5%) of the total number of outstanding shares of Common Stock as of January 31, 1995, (ii) extend the term of the plan to April 19, 2004, and (iii) to impose a limit on the number of shares under stock-based awards that may be issued to any individual under the plan to 1 million per year. The Board of Directors believes that the approval of the amendment is essential to further the long term stability and financial success of the Company by attracting, motivating and retaining qualified employees through the use of stock incentives.

     Under OBRA, compensation expense with respect to stock options, SARs and other stock-based awards having an exercise price that is greater than or equal to the fair market value of the underlying stock at the time of grant are exempt from the $1,000,000 limitation on deductibility if, among other things, the options or SARs are granted pursuant to a plan approved by shareholders which contains a per person limit on the number of shares underlying stock-based awards which may be granted during a specific period to a particular executive. If the amendment of the Stock Incentive Plan is approved by shareholders, it is anticipated that awards of such stock-based compensation to Named Officers will not be subject to the limitations of OBRA.

     A copy of the proposed amendment (the "Amendment") is attached as Exhibit A to this Proxy Statement. If approved by shareholders, the Amendment will become effective as of April 19, 1995.

SUMMARY OF THE AMENDMENT

     The Amendment increases the number of shares of Common Stock which may be issued upon the exercise of options or for issuance of SARs, restricted stock awards, or other stock-based awards (as defined in the Stock Incentive Plan, the "Incentive Stock Awards") by 4,990,000 shares, or just under five percent (5%) of the 99,804,880 shares of Common Stock outstanding on January 31, 1995. As amended, the Stock Incentive Plan will continue to provide for appropriate adjustment in the number of shares in the event of a stock dividend, recapitalization, merger or the like.

     In order to exclude the value of stock options and SARs from the limitations on the federal tax deductibility of compensation paid to certain executive officers, OBRA and applicable temporary regulations thereunder require that the plan under which such stock awards are granted must be approved by shareholders and contain a per person limitation on the number of options or SARs which may be granted during a specific period to any particular executive. Accordingly, the number of options and SARs which may be granted to any individual under the Stock Incentive Plan, as amended, will be limited to 1 million shares during any fiscal year.

     The Stock Incentive Plan provides that no incentive stock awards shall be granted on or after April 19, 1999. Accordingly, in order that the Stock Incentive Plan may continue to serve its intended purposes after that date, the Amendment to the Stock Incentive Plan extends the period during which options may be granted to April 19, 2004.

SUMMARY OF MATERIAL PROVISIONS OF THE PLAN

     The following is a summary of the material provisions of the Stock Incentive Plan, as proposed to be amended.

     Shares. The Stock Incentive Plan will be amended to authorize 4,990,000 additional shares of the Common Stock, or just under 5% of the Common Stock outstanding as of January 31, 1995. These shares are in addition to the 1,348,381 shares currently available for issuance under the Stock Incentive Plan. Shares awarded under the Stock Incentive Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. If shares subject to an option under the Stock Incentive Plan cease to be subject to such option, or if shares awarded under the Stock Incentive Plan are forfeited, or otherwise terminate without a payment being made to the participant in the form of Common Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the Stock Incentive Plan.

     Participation. Stock Incentive Plan awards may be made to key employees, including officers, of the Company, its subsidiaries and affiliates, but may not be granted to any director who is a member of the Committee administering the plan or to any other director unless the director is also a regular employee of the Company, its subsidiaries or affiliates. No employee is eligible for awards relative to shares of Common Stock which exceed 1 million in any fiscal year. The number of officers and other key employees currently eligible for awards pursuant to the Stock Incentive Plan is approximately 821.

     Administration. The Stock Incentive Plan is administered by a Committee of no less than three disinterested individuals appointed by the Board, which Committee is currently the Compensation Committee.

     Awards Under the Plan. The Committee will have the authority to grant the following type of awards under the Stock Incentive Plan: (1) Stock Options; (2) Stock Appreciation Rights; (3) Restricted Stock; and (4) Other Stock-Based Awards.

          1. Stock Options. Incentive stock options ("ISO") and non-qualified stock options may be granted for such number of shares as the Committee will determine and may be granted alone, in conjunction with, or in tandem with, other awards under the Stock Incentive Plan, but subject to the per person limitation on awards.

          A stock option will be exercisable at such times and subject to such terms and conditions as the Committee will determine and over a term to be determined by the Committee, which term will be no more than ten years after the date of grant. The option price for any ISO will not be less than 100% (110% in the case of certain 10% shareholders) of the fair market value of the Company Common Stock as of the date of grant and for any non-qualified stock option will be not less than 50% of the fair market value as of the date of grant. Although the Stock Incentive Plan, as previously approved by shareholders, permits the Committee to grant non-qualified stock options exercisable at less than their fair market value on the date of the grant, but not below 50% of such fair market value, the Committee has not done so in recent years and has no current intention of doing so. Payment of the option price (in the case of an ISO) may be in cash, or, as determined by the Committee, by unrestricted Common Stock having a fair market value equal to the option price. For non-qualified stock options, payment, as determined by the Committee, may also be made in the form of restricted stock.

          Upon termination of an option holder's employment for cause, such employee's stock options will terminate. If employment is involuntarily terminated without cause, stock options will be exercisable for three months following termination or until the end of the option period, whichever is shorter. On the disability or retirement of the employee, stock options will be exercisable within the lesser of the remainder of the option period or three years from the date of disability or retirement. Upon death of an employee, stock options will be exercisable by the deceased employee's representative within the lesser of the remainder of the option period or one year from the date of the employee's death. Unless otherwise determined by the Committee, only options which are exercisable on the date of termination, death, disability, or retirement may be subsequently exercised.

          2. Stock Appreciation Rights. Stock Appreciation Rights ("SARs") may be granted in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable. Once an SAR has been exercised, the related portion of the stock option underlying the SAR will terminate.

          Upon the exercise of an SAR, the Committee will pay to the employee in cash, Common Stock or a combination thereof (the method of payment to be at the discretion of the Committee), an amount of money equal to the excess between the fair market value of the stock on the exercise date and the option price, multiplied by the number of SAR's being exercised.

          In addition to the foregoing SARs, the Committee may grant limited SARs which will be exercisable only in the event of a change in control or potential change in control of the Company as defined in the Stock Incentive Plan. In awarding SARs or limited SARs, the Committee may provide that in the event of a change in control or potential change in control, SARs or limited SARs may be cashed out on the basis of the change in control price, as defined in the Stock Incentive Plan.

          3. Restricted Stock. Restricted stock may be granted alone, in conjunction with, or in tandem with, other awards under the Stock Incentive Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the Committee may determine. The provisions attendant to a grant of restricted stock may vary from participant to participant.

          In making an award of restricted stock, the Committee will determine the periods during which the stock is subject to forfeiture, and may grant such stock at a purchase price equal to or less than the par value of the Common Stock.

          During the restriction period, the employee may not sell, transfer, pledge or assign the restricted stock. The certificate evidencing the restricted stock will remain in the possession of the Company until the restrictions have lapsed.

          Upon the termination of the employee's employment for any reason during the restriction period, all shares of restricted stock either will vest or be subject to forfeiture, in accordance with the terms and conditions of the initial award. During the restriction period, the employee will have the right to vote the restricted stock and to receive any cash dividends. At the time of award, the Committee may require the deferral and reinvestment of any cash dividends in the form of additional shares of restricted stock. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant.

          4. Other Stock-Based Awards. The Committee may also grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on the Company Common Stock. These awards may be granted alone, in addition to, or in tandem with, stock options, SARs and restricted stock. Such awards will be made upon terms and conditions as the Committee may in its discretion provide.

     Change in Control Provisions. If there is a change in control or a potential change in control, any SARs and stock options which are not then exercisable will become fully exercisable and vested. Similarly, the restrictions applicable to restricted stock and other stock-based awards will lapse and such shares and awards will be deemed fully vested. Stock options, SARs, limited SARs, restricted stock and other stock based awards, will, unless otherwise determined by the Committee in its sole discretion, be cashed out on the basis of the change in control price described below.

     The change in control price will be the highest price per share paid in any transaction reported on the New York Stock Exchange composite index, or paid or offered to be paid in any bona fide transaction relating to a potential or actual change in control of the Company, at any time during the immediately preceding 60 day period as defined by the Committee. A change in control occurs if (1) any person becomes a beneficial owner directly or indirectly of 20% or more of the total voting stock of the Company (subject to certain exceptions),
(2) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or similar transaction less than a majority of the combined voting power of the then outstanding securities of the Company are held in the aggregate by the holders of Company securities entitled to vote generally in the election of directors immediately prior to such transaction, or
(3) during any period of two consecutive years, individuals which at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof. A potential change in control means
(1) approval by the shareholders of an agreement which, if completed, would constitute a change in control, or (2) the acquisition by a person of 5% or more of the total voting stock of the Company and the adoption by the Board of a resolution that a potential change in control, as defined in the Stock Incentive Plan, has occurred.

     Amendment. The Stock Incentive Plan may be amended by the Board of Directors, except that the Board may not, without the approval of the Company's shareholders, increase the number of shares available for distribution, change the pricing rule applicable for stock options, change the class of employees eligible to receive awards under the Stock Incentive Plan, or extend the term of any option award.

     Adjustment. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other changes in the Company's structure affecting the Common Stock, appropriate adjustments will be made by the Committee, in its sole discretion, in the number of shares reserved under the Stock Incentive Plan and in the number of shares covered by options and other awards then outstanding under the Stock Incentive Plan and, where applicable, the exercise price for awards under the Stock Incentive Plan.

     Federal Income Tax Aspects. The following is a brief summary of the Federal income tax aspects of awards made under the Stock Incentive Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

          1. Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If Common Stock is issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the participant within two years of the date of grant or within one year after the transfer of the shares to the participant, then: (a) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for Federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

          If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally: (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and
     (b) the Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

          Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

          2. Non-Qualified Stock Options. Except as noted below, with respect to non-qualified stock options: (a) no income is realized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant realizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise and the Company will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation (or depreciation) after date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares. See "Restricted Stock" for tax rules applicable where the spread value of an option is settled in an award of restricted stock.

          3. Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise, an amount equal to the amount of cash and the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives Common Stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under "Non-Qualified Stock Options".

          4. Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. However, a participant may elect, under Section 83(b) of the Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to the purchase price of the forfeited shares regardless of whether he made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and the Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

          5. Dividends and Dividend Equivalents. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant, and will be deductible by the Company. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by the Company.

          6. Other Stock-Based Awards. The Federal income tax treatment of other stock-based awards will depend on the nature of any such award and the restrictions applicable to such award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted stock, or in a manner not described herein.

     The following table provides information as to awards made under the Stock Incentive Plan in fiscal 1994. The dollar value is based on the closing price per share of Common Stock on January 1, 1995, less the exercise price per share (if any) under the award.

                               1994 PLAN BENEFITS

            AMENDED AND RESTATED 1989 EMPLOYEE STOCK INCENTIVE PLAN

                                          DOLLAR VALUE
                                          OF ALL STOCK      STOCK         STOCK           SHARES OF       OTHER STOCK
                                          BASED AWARDS     OPTIONS     APPRECIATION    RESTRICTED STOCK   BASED AWARDS
             NAME AND POSITION           GRANTED ($)(1)    GRANTED    RIGHTS GRANTED       GRANTED          GRANTED
    -----------------------------------  --------------   ---------   --------------   ----------------   ------------
    Raymond Zimmerman..................             0             0          0                    0             0
      Chairman and CEO
    S. Cusano..........................             0        25,000          0                    0             0
      Vice President and CFO
    Frank X. Bisceglia.................             0        25,000          0                    0             0
      Div. Sr. Vice President Hardlines
        Merchandising
    Glen A. Bodzy......................             0        25,000          0                    0             0
      Vice President, General Counsel
        and Secretary
    Charles Septer.....................             0        25,000          0                    0             0
      Div. Sr. Vice President Jewelry
        Merchandising
    Gary M. Witkin.....................    $2,273,754       125,000          0              478,685             0
      President and Chief Operating
        Officer
    All executive officers as a group
      (8 persons)......................    $2,273,754       230,920          0              478,685             0
    Non-Executive Officer Employee
      Group............................             0     1,507,159          0                    0             0

- ---------------

(1) The dollar value of the options granted in fiscal 1994 are calculated by determining the difference between the fair market value of the securities underlying the options at January 1, 1995 and the exercise price at fiscal year end. The dollar value of shares of restricted stock is determined by its fair market value at January 1, 1995.

CONCLUSION AND RECOMMENDATION

     The Board of Directors believes it is in the best interests of the Company and its shareholders to adopt the Amendment to the Stock Incentive Plan to help attract and retain key persons of outstanding competence, to further identify their interests with those of the Company's shareholders generally, and to conform the terms of the Stock Incentive Plan to the requirements of performance-based compensation under OBRA.

     A majority of the votes of all shares present, represented and entitled to vote is necessary for approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 1989 EMPLOYEE STOCK INCENTIVE PLAN.

                     PROPOSAL NO. 3: APPROVAL OF EXECUTIVE
                          MANAGEMENT INCENTIVE PROGRAM

     The Executive Management Incentive Program (the "Program") was adopted by the Compensation Committee (the "Committee") and the Board of Directors on February 15, 1995. Shareholder approval is being sought in order to qualify compensation receivable under the Program as performance based compensation exempt from the $1,000,000 limitation under OBRA on the deductibility of compensation payable to Named Officers. In order for remuneration paid to top executives to qualify as performance-based compensation under OBRA, it must be payable to the executive solely on account of the attainment of one or more objective performance goals, but only if, among other things, (i) these goals are established by the Committee, which must be composed of a minimum of two independent directors, (ii) the material terms of the Program are disclosed to shareholders and approved by a majority of those voting before the payment of such remuneration, and (iii) before the payment of any such remuneration, the Committee certifies that the performance goals were, in fact, satisfied. The performance goals must be established by the Committee prior to April 1 in the year during which the compensation is earned, and at a time when the outcome of the goal is substantially uncertain. If the particular performance goals are left to the discretion of the Committee, the general nature of performance goals must be reapproved by shareholders every five (5) years.

     Since Mr. Poole previously served as an officer of the Company, he does not meet the definition of an "outside director" for purposes of establishing goals or certifying their satisfaction. As a result, as long as the Committee's membership composition remains the same, Messrs. Moore and Roitenberg will be required to agree upon any such action taken by the Committee.

     The Board believes that the annual incentive bonus program is a key element of the Company's ability to attract and retain qualified officers and key employees, and to motivate them to engage in activities and decision-making that serves the best interests of the Company and its shareholders.

     If approved by shareholders, the Program will become effective as of April 19, 1995 and will terminate April 19, 2000. A summary of the Program follows, but this summary is qualified in its entirety by reference to the full text of the Program which is attached as Exhibit B to this Proxy Statement.

SUMMARY OF THE PROGRAM

     The purpose of the Program is to assist the Company in attracting and retaining qualified executive management, and to motivate and reward them for their role in the Company achieving superior performance. The Program is substantially similar to the annual incentive (bonus) program applicable to top level executives since 1989 except that (i) a new bonus category for the President and Chief Operating Officer has been added to conform the Program to the negotiated terms of his Employment Agreement, (ii) the aggregate amount of bonuses payable under the Program in any fiscal year has been limited to 10% of the average annual income of the Company before taxes for the preceding five fiscal years, and (iii) the table setting forth the percentages of the annual percentage goal achievement at which bonuses are earned has been changed to create more categories, and the percentages of annual base salary payable at each achievement level have been increased.

     Executive officers above the group vice president level are eligible to participate in the Program. If the Program had been in effect on February 1, 1995, it would have included five Company employees. The Program is designed to provide greater rewards to employees who have exercised greater levels of responsibility and, accordingly, made a greater contribution to Company performance. Compensation awarded under the Program is based on the achievement by the Company of profit objectives (adjusted to account for extraordinary events and like items in accordance with normal accounting standards which are acceptable to the Company's independent auditors), but is limited to an aggregate of 10% of the average annual income of the Company before taxes for the preceding five fiscal years. Awards, if earned, are paid in the following year. The profit goal is established by the Committee prior to April 1, in each year in which incentive awards may be earned. Awards will be based upon the following table:

                     EXECUTIVE MANAGEMENT INCENTIVE PROGRAM

                                                               ACHIEVEMENT OF PROGRAM PROFIT
                                                                            GOAL
                                                              --------------------------------
                       NAME AND POSITION                      100%   110%   125%   140%   150%
    --------------------------------------------------------  ----   ----   ----   ----   ----
    President and COO.......................................   20%    25%    35%    50%    60%
    Other Executive Officers Above Group Vice President
      Level.................................................   15%    20%    30%    40%    50%

     The following table shows the estimated amounts which would be payable under the Program to the Named Officers, the President and Chief Operating Officer (who is expected to be a Named Officer in the current fiscal year), and all eligible executives as a group assuming the attainment of 100% of the adjusted profit goal in fiscal 1995. The estimates are based on the individuals' base salaries at February 1, 1995; however, the final base salary amounts for fiscal 1995 have not yet been determined. Raymond Zimmerman, the Chairman and Chief Executive Officer, has been excluded because he has agreed that he shall not be eligible for annual incentive (bonus) awards until 1997. Frank X. Bisceglia, a Named Officer for 1994, is not included in the table because he is no longer employed by the Company.

                           ESTIMATED PROGRAM BENEFITS

                                                                                BONUS AT
                                 NAME OR GROUP                                100% OF GOAL
    ------------------------------------------------------------------------  ------------
    S. Cusano...............................................................    $ 45,000
    Glen A. Bodzy...........................................................    $ 43,579
    Charles Septer..........................................................    $ 42,674
    Gary M. Witkin..........................................................    $140,000
    All participants in the Program as a group (5 persons)..................    $310,253

     If the salary of a participant is increased over the course of a fiscal year, the bonus award will be based on the larger amount except that if the total amount of the bonus, when added to salary and any other non-performance based compensation payable to such participant, exceeds $1,000,000, the bonus will be based on the salary in effect on the date the targeted amount of net income for such year was established.

     Unless otherwise provided in an agreement between the Company and participant, if such participant is terminated by reason of his death, retirement, approved leave of absence or disability, prior to the end of any fiscal year, the participant will receive a pro-rata share of any incentive award earned during the fiscal year. If an executive eligible to participate in the Program is terminated for any other reason, he will not be eligible for any annual incentive award which has not actually been paid. The Committee will retain the right not to pay any award to the extent that it would be inconsistent with its fiduciary duties to approve the payment of such award.

     The Program may be terminated by the Company at any time subject only to the terms of employment and other agreements between any participant and the Company. No right of a participant under the Program may be alienated by sale, transfer, assignment, pledge or otherwise.

CONCLUSION AND RECOMMENDATION

     The Board of Directors believes it is in the best interests of the Company and its shareholders to adopt the Executive Management Incentive Program to help attract and retain key persons of outstanding competence and to further the identity of their interests with those of the Company's shareholders generally and to qualify incentive compensation under the Program as performance-based compensation under OBRA.

     A majority of the votes cast is necessary for approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE EXECUTIVE MANAGEMENT INCENTIVE PROGRAM.

               PROPOSAL NO. 4: APPROVAL OF DELOITTE & TOUCHE LLP
                       AS INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Deloitte & Touche LLP as independent public accountants of the Company for the 1995 fiscal year, subject to approval by the shareholders. Deloitte & Touche LLP served as the Company's independent public accountants for the fiscal year ended January 1, 1995. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

     A majority of the votes cast is necessary for approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE 1995 FISCAL YEAR.

                           PROPOSALS OF SHAREHOLDERS

     Shareholders intending to submit proposals for presentation at the next Annual Meeting of Shareholders of the Company and inclusion in the proxy statement and form of proxy for such meeting should forward such proposals to Glen A. Bodzy, Vice President, General Counsel and Secretary, Service Merchandise Company, Inc., P.O. Box 24600, Nashville, Tennessee 37202-4600. Proposals must be in writing and must be received by the Company prior to November 17, 1995. Proposals should be sent to the Company by certified mail, return receipt requested.

                                          By Order of the Board of Directors
                                          GLEN A. BODZY
                                          Secretary
March 16, 1995

     YOUR VOTE IS IMPORTANT! SHAREHOLDERS ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THEIR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE ACT TODAY.

                                                                       EXHIBIT A

                  FIRST AMENDMENT TO THE AMENDED AND RESTATED
                     1989 EMPLOYEE STOCK INCENTIVE PLAN OF
                       SERVICE MERCHANDISE COMPANY, INC.

     Service Merchandise Company, Inc., a Tennessee corporation (the "Company"), hereby amends its Amended and Restated 1989 Employee Stock Incentive Plan (the "Plan"), subject to shareholder approval as provided below.

     1. The following sentence is hereby added after the first sentence of
Section 3 of the Plan:

        "On and after April 19, 1995, the total number of shares of Stock reserved and available for distribution under the Plan shall include an additional 4,990,000 shares."

     2. The third paragraph of Section 3 of the Plan is hereby amended by adding the following sentence at the end of such paragraph:

        "The maximum number of shares that may be awarded to any participant under Section 4 of this Plan will be adjusted in the same manner as the number of shares subject to outstanding Options."

     3. Section 4 of the Plan is hereby amended by adding the following sentence at the end of such Section 4:

        "No officer or key employee shall be eligible to receive awards relative to shares of Stock which exceed 1 million shares in any fiscal year."

     4. Section 14 of the Plan is hereby amended and restated in its entirety as follows:

        "No Incentive Stock Option shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date the Plan was originally approved by the Board or the date of shareholder approval of the Plan, but Incentive Stock Options granted prior to such tenth anniversary may extend beyond that date. No Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock award or Other Stock-Based Award shall be granted on or after April 19, 2004, but Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock awards or Other Stock-Based Awards granted prior to such date may extend beyond such date."

     5. This Amendment shall be effective upon its approval by the Company's shareholders.

                                                                       EXHIBIT B

                       SERVICE MERCHANDISE COMPANY, INC.

                     EXECUTIVE MANAGEMENT INCENTIVE PROGRAM

I. PURPOSE

     The purpose of the Executive Management Incentive Program (the "Program") is to:

          1. motivate and reward Participants for their contributions to the Company with an opportunity to earn incentive awards based upon Company performance and the Participant's level of accountability within the organization;

          2. attract and retain qualified personnel; and

          3. provide one portion of a balanced, competitive compensation package.

II. PROGRAM OVERVIEW

     Effective Date.  The program will become effective for fiscal 1995.

     Measurement Period. The performance measurement period is the Company's fiscal year. Earned incentive awards will be paid in the spring following each measurement period. No incentive awards will be paid unless the Company achieves the profit objectives established under the Program.

     Eligibility. Executive officers of the Company above the level of group vice president are eligible for participation in the Program and are referred to herein as "Participants". When the Company employs or promotes an individual to a position included in the Program, the date of participation will be the date of employment or promotion.

III. INCENTIVE AWARDS

     Incentive Awards. Incentive award payments are calculated as a percentage of the Participant's pre-tax base salary during each performance measurement period. The percentage of the Participant's salary will be based upon the Company achievement during each performance measurement period of profit objectives established by the Compensation Committee of the Board of Directors (the "Committee") prior to April 1 in each year in which such payments may be earned. Incentive award payments shall be calculated according to the following:

                                                      ACHIEVEMENT OF PROGRAM PROFIT OBJECTIVE
                                                      ----------------------------------------
                 PARTICIPANT JOB LEVEL                100%     110%     125%     140%     150%
    ------------------------------------------------  ----     ----     ----     ----     ----
    President and COO...............................   20%      25%      35%      50%      60%
    Other Executive Officers Above Group
      Vice President Level..........................   15%      20%      30%      40%      50%

     Notwithstanding the foregoing, the aggregate annual cost of all incentive award payments made each year shall be limited to 10% of the average annual income before taxes for the preceding five fiscal years. If the salary of a Participant is increased over the course of a fiscal year, the bonus award will be based on the larger amount except that if the total amount of the bonus, when added to salary and any other non-performance-based compensation payable to such participant exceeds $1,000,000, the bonus will be based on the salary in effect on the date the targeted amount of net income for such year was established.

     Termination of Employment. Unless otherwise agreed in writing by the Participant and the Company, in the event a Participant's employment is terminated prior to the end of the performance measurement period as a result of death, retirement, approved leave of absence or disability, the Participant (or his/her estate) will receive a pro-rata share of the incentive award based on the actual period of participation. In the event the Participant's employment is terminated for any reasons other than those above, no annual incentive award will be paid. If the Participant's employment is terminated between the end of the measurement period and the date awards are paid for reasons other than those above, no annual incentive award will be paid.

IV. GENERAL PROVISIONS

     Extraordinary Items. For purposes of calculating the achievement or failure to achieve profit objectives in any fiscal year, financial results related to performance criteria will be adjusted in any program year for extraordinary events and like items, in accordance with normal accounting standards which are acceptable to the Company's independent auditors.

     Administration of the Program. The Program will be administered by the Committee. The Program may be terminated by the Committee at any time, subject only to the terms of any employment or other agreements between any of the Participants and the Company. The Committee will retain the right not to pay any award to the extent that it would be inconsistent with its fiduciary duties to approve the payment of such award.

     No Rights to Continued Employment or Award. Nothing contained in the Program shall give any Participant the right to be retained in the employment of the Company or affect the right of the Company to dismiss any Participant. The adoption of the Program shall not constitute a contract between the Company and any Participant. No eligible Participant shall receive any right to be granted an award hereunder nor shall any such award be considered as compensation under any benefit plan of the Company, except as otherwise determined by the Committee.

     Payments to Persons Other Than the Participant. If the Committee shall find that any person to whom any amount is payable under the Program is unable to care for personal matters because of illness or accident, or is a minor, or has died, then any payment due (unless a prior claim therefor has been made by a duly appointed legal representative), may be paid to the spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

     No Alienation of Benefits. Except as may otherwise be required by law, no amount payable at any time under the Program shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Program, or any part thereof, or if by reason of personal bankruptcy or other event happening at any such time such amount would be made subject to debts or liabilities or would otherwise not be enjoyed by the Participant then the Committee, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, spouse, children or other dependents or any of them, in such manner and proportion as the Committee may deem proper.

     No Right, Title or Interest in Company's Assets. No Participant shall have any right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Program. Nothing contained in the Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any eligible Participant or any other person. To the extent that any person acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

                                                                      APPENDIX A

PROXY                  SERVICE MERCHANDISE COMPANY, INC.                   PROXY

      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
             SHAREHOLDERS TO BE HELD ON WEDNESDAY, APRIL 19, 1995.

    The undersigned hereby appoints Raymond Zimmerman and Glen A. Bodzy, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of Service Merchandise Company, Inc. to be held at the Company's offices located at 7100 Service Merchandise Drive, Brentwood, Tennessee, on Wednesday, April 19, 1995, at 10:00 a.m., local time, and any adjournments thereof.

    YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF NO CHOICE IS SPECIFIED, SHARES WILL BE VOTED FOR THE CLASS III DIRECTOR NOMINEES IN THE ELECTION OF DIRECTORS; FOR THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 1989 EMPLOYEE STOCK INCENTIVE PLAN; FOR THE APPROVAL OF THE EXECUTIVE MANAGEMENT INCENTIVE PROGRAM; AND FOR THE APPROVAL OF DELOITTE & TOUCHE LLP.

(1)  PROPOSAL 1: ELECTION OF THREE CLASS III DIRECTORS:
     Election of Raymond Zimmerman       / /FOR             / /AGAINST         / /WITHHOLD AUTHORITY (ABSTAIN)
     Election of Harold Roitenberg       / /FOR             / /AGAINST         / /WITHHOLD AUTHORITY (ABSTAIN)
     Election of Gary M. Witkin          / /FOR             / /AGAINST         / /WITHHOLD AUTHORITY (ABSTAIN)

                          (CONTINUED ON REVERSE SIDE)

(2)  PROPOSAL 2: APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 1989 EMPLOYEE STOCK INCENTIVE PLAN.
                                 / / FOR          / / AGAINST          / / ABSTAIN
(3)  PROPOSAL 3: APPROVAL OF THE EXECUTIVE MANAGEMENT INCENTIVE PROGRAM.
                                 / / FOR          / / AGAINST          / / ABSTAIN
(4)  PROPOSAL 4: APPROVAL OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.
                                 / / FOR          / / AGAINST          / / ABSTAIN
(5)  IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                                                PLEASE SIGN HERE AND RETURN PROMPTLY

                                                ----------------------------------------------
                                                           Signature

                                                ----------------------------------------------
                                                  Signature (if held jointly)

                                                Date:
                                                ----------------------------------------, 1995

                                                Please sign exactly as your name appears at left.
                                                If registered in the names of two or more persons,
                                                each should sign.  Executors, administrators,
                                                trustees, guardians, attorneys, and corporate
                                                officers should print their full names and titles.


- -----------------------------------------------------------------------------------------------
 IF YOU HAVE CHANGED YOUR ADDRESS PLEASE PRINT YOUR NEW ADDRESS ON THIS LINE.